Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sirius Satellite Radio Inc. 401(k) Savings Plan of our reports (a) dated February 29, 2008, with respect to the consolidated financial statements and schedule of Sirius XM Radio Inc. (formerly Sirius Satellite Radio Inc.) and Subsidiaries and the effectiveness of internal control over financial reporting of Sirius XM Radio Inc. (formerly Sirius Satellite Radio Inc.), included in its Annual Report (Form 10-K), and (b) dated June 23, 2008, with respect to the financial statements and schedules of the Sirius Satellite Radio Inc. 401(k) Savings Plan included in the Plan’s Annual Report (Form 11-K), both for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
Ernst & Young LLP
New York, New York
December 23, 2008